EXHIBIT 99.1

MBN—Special Shareholders Meeting Results

June 27, 2003

The Special Shareholders Meeting of MediaBin, Inc. (the “company”) was held today in Atlanta, GA. All matters proposed by the notice to shareholders as follows were approved:

1.	A proposal to approve a merger agreement (the “merger agreement”) between the company, Interwoven Inc. (“Interwoven”), and Maryland Acquisition Corp., a wholly owned subsidiary of Interwoven (the “merger sub”), pursuant to which, among other things:

•	the merger sub will be merged with and into the company, resulting in the company becoming a wholly owned subsidiary of Interwoven (the “merger”); and

•	shares of the company’s common stock will be converted into the right to receive from Interwoven an amount per share of common stock, equal to the quotient of (i) $5 million plus the total exercise price of all in-the-money options (as converted into Norwegian kroners in the case of shareholders whose accounts are denominated in Norwegian kroners), divided by (ii) the total number of outstanding shares of common stock plus the total number of shares of common stock issuable upon the exercise of all in-the-money options; and

2.	A proposal to delist the company’s common stock from the Oslo Stock Exchange (“OSE”) upon the closing of the merger.